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                                                               EXHIBIT 3.2

                         AMENDED DESIGNATION

                                 OF

                           Teltronics, Inc.


To the Secretary of State of the State of Delaware:

     Pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation submits this certificate for the purposes of decreasing the authorized number of shares of a series of preferred stock:

     1.   The name of the corporation is Teltronics, Inc.

     2. The following resolutions decreasing the authorized number of shares of a series of preferred stock were duly adopted by the Board of Directors of Teltronics, Inc. (the "Corporation") at a meeting of the directors held on February 16, 1998.

     RESOLVED, that pursuant to Section 151(g) of the DGCL and pursuant to the powers set forth in Section 1 of the Certificate of Designation of Preferences of Series A Preferred Stock Pursuant to Section 151(g) of the General Corporation Law of Delaware, filed with the Secretary of State of the State of Delaware on August 19, 1996, the Board of Directors of the Corporation hereby decreases the number of shares designated as Series A Preferred Stock from 250,000 shares to 100,000 shares, which is the number of shares of Series A Preferred Stock outstanding on the date hereof, and that such 150,000 shares previously designated as "Series A Preferred Stock" shall resume the status of Preferred Stock pursuant to Article FOURTH of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate").

     3. This Certificate of Designations, which will constitute an amendment to the Corporation's Restated Certificate of Incorporation, shall be effective upon filing by the Secretary of State.

     Dated this 25th day of February, 1998.


                              Teltronics, Inc.

                              By:  Ewen R. Cameron
                                   President
(SEAL)

ATTEST:  Mark E. Scott
         Secretary